Exhibit 2.2

LIMITED LIABILITY COMPANY AGREEMENT

of

RED IRON ACCEPTANCE, LLC

between

RED IRON HOLDING CORPORATION

and

TCFIF JOINT VENTURE I, LLC

Dated as of:  August 12, 2009

[PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIALITY UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.  A COPY OF THIS EXHIBIT WITH ALL SECTIONS INTACT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

ii

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Red Iron Acceptance, LLC, a Delaware limited liability company (the “Company”), made as of the 12th day of August, 2009, by and between Red Iron Holding Corporation, a Delaware corporation (“Toro Sub”), and TCFIF Joint Venture I, LLC, a Minnesota limited liability company (“TCFIF Sub”) (each individually, a “Member” and, collectively, the “Members”).

WHEREAS, the Members desire to form a limited liability company in accordance with the provisions of the Delaware Limited Liability Company Act, as amended from time to time, and any successor statute (the “Act”), for the ownership and operation of a commercial inventory finance business, including floorplan financing and open account inventory financing, supporting the business of The Toro Company, a Delaware corporation (“Toro”), and its Affiliates (as defined below) within the United States and Canada; and

WHEREAS, the Members desire to enter into a written agreement pursuant to the Act governing the affairs of the Company and the conduct of its business.  Accordingly, in consideration of the mutual covenants contained herein, the Members agree as follows:

SECTION I

ORGANIZATION

1.01  Formation.  The Members have formed the Company as a limited liability company pursuant to the provisions of the Act.  A Certificate of Formation for the Company has been filed in the Office of the Secretary of State of the State of Delaware in conformity with the Act.  Each of the Members hereby ratifies the actions taken by or on behalf of the Company prior to the Formation Date (as defined in Section 1.04), as described in the preceding sentence.  The Company and, if required, each of the Members shall execute or cause to be executed from time to time all other instruments, certificates, notices and documents and shall do or cause to be done all such acts and things (including keeping books and records and making publications or periodic filings) as may now or hereafter be required for the formation, valid existence and, when appropriate, termination of the Company as a limited liability company under the laws of the State of Delaware.  In connection with the organization of the Company, the Members and certain of their respective Affiliates have entered into, are entering into contemporaneously with this Agreement or will enter into, the following ancillary agreements:

(a)           That certain Agreement to Form Joint Venture between Toro and TCF Inventory Finance, Inc. (“TCFIF”) dated as of the date hereof (the “Joint Venture Agreement”);

(b)           That certain Credit and Security Agreement between the Company and TCFIF dated as of the date hereof (the “Credit Agreement”);

(c)           That certain Services Agreement between the Company and TCFIF dated as of the date hereof (the “TCFIF Services Agreement”);

(d)           That certain Services Agreement between the Company and Toro dated as of the date hereof (the “Toro Services Agreement” and, together with the TCFIF Services Agreement, the “Services Agreements”);

(e)           That certain Repurchase Agreement between Toro and the Company in substantially the form set forth on Exhibit B attached to the Joint Venture Agreement;

(f)            One or more Receivable Purchase Agreements among Toro Credit Company, Toro or any other Affiliate of Toro and the Company in substantially the form set forth in Exhibit C attached to the Joint Venture Agreement (each, a “Receivable Purchase Agreement”);

(g)           That certain Program Letter between Toro and the Company dated as of the date hereof;

(h)           One or more Trademark License Agreements among Toro and/or an Affiliate of Toro and the Company dated as of the date hereof (the “Trademark License Agreement”); and

(i)            That certain Performance Assurance Agreement made by TCF National Bank for the benefit of Toro and Toro Sub dated as of the date hereof.

collectively, with this Agreement, all such documents, the “Definitive Agreements.”

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  For purposes of this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

1.02  Name and Office.  The name of the Company shall be “Red Iron Acceptance, LLC.”  All business of the Company shall be carried on in this name, with such variations and changes as the Management Committee (as defined in Section 6.02(a)) in its sole judgment deems necessary or appropriate to comply with requirements of the jurisdictions in which the Company’s operations are conducted, and all title to all property, real, personal, or mixed, owned by or leased to the Company shall be held in such name.  The registered office and registered agent of the Company shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, or such other office or agent as determined by the Management Committee.  The principal offices and place of business of the Company shall be in Hoffman Estates, Illinois with an operations office in Bloomington, Minnesota or, in either case, such other place or places as the Management Committee may from time to time direct.

1.03  Purpose.

(a)           The Company is formed for the following purposes:  (i) subject to the terms of this Agreement, to own and operate a commercial inventory finance business to provide floor plan and open account financing to dealers and distributors of products, including parts, accessories, software and software updates to support equipment or services, advertising materials, advertising placements, training materials, point of sale or merchandising materials, extended service contracts, licenses for scheduling software and online services; (ii) to manage, own, supervise and dispose of the assets associated with the business referred to in the preceding clause (i); and (iii) to engage in any activities or transactions necessary or desirable to accomplish the foregoing purposes and to do any other act or thing incidental or ancillary thereto.  The Company’s business referred to in the preceding clauses (i) through (iii) is referred to herein as the “Business.”

(b)           The Company shall not, without the prior written consent of all the Members, engage in any business or activity other than the Business and those activities that are necessary or advisable to carry out the Business.

(c)           Each Member shall restrict its business to its ownership of its interest in the Company and related activities.  Each Member’s Affiliates (exclusive of the Company), may, at any time and from time to time, engage in and pursue other business ventures.

1.04  Term.  Subject to the provisions of Article X below, the initial term of the Company shall commence on the date first written above (the “Formation Date”), shall continue until October 31, 2014 (the “Initial Term”), and thereafter shall be extended automatically for additional two-year terms (each, an “Additional Term”) unless at least one year prior to the expiration of the Initial Term or Additional Term (as applicable) either Member gives notice to the other Member of its intention not to extend the term, in which event the Company shall dissolve and be wound-up in accordance with the provisions of said Article X.

SECTION II

CAPITAL STRUCTURE AND CONTRIBUTIONS

2.01  Authorized Shares.  Subject to the terms of this Agreement, the Company is authorized to issue equity interests in the Company designated as “Shares,” which shall constitute limited liability company interests under the Act; unless otherwise determined by the Management Committee, Shares shall not be certificated.  The total number of Shares which the Company shall have authority to issue is one hundred (100).  All Shares shall be identical to each other in all respects.  On the Formation Date, forty-five (45) Shares shall be issued to Toro Sub and fifty-five (55) Shares shall be issued to TCFIF Sub.  For purposes of this Agreement, a Member’s “Percentage Interest” shall mean the number of outstanding Shares of such Member divided by the total number of issued and outstanding Shares.

2.02  Initial Capital Contributions.  On the business day immediately following the Formation Date, each Member shall contribute to the capital of the Company (the “Initial Capital Contributions”) cash in an amount set forth after each Member’s name on Schedule 2.02.  To the extent the Company requires additional capital prior to closing by the Company of the purchase under the initial Receivable Purchase Agreement and the Members approve such a capital contribution, Toro Sub shall contribute forty-five percent (45%) of such required capital contribution and TCFIF Sub shall contribute fifty-five percent (55%) of such required capital contribution.

2.03  Purchase Capital Contributions.  On the date the Company makes the initial purchase pursuant to the terms of the initial Receivable Purchase Agreement, each Member shall contribute to the capital of the Company (a “Purchase Capital Contribution”) cash in the amount equal to the sum of XXXXXXXXXX.  For purposes of this Agreement, “Total Tangible Assets of the Company” shall mean the remainder of (a) the total assets of the Company minus (b) all intangible assets of the Company to the extent included in calculating total assets in clause (a), all as determined in accordance with GAAP).  [PORTIONS OF THIS SECTION HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIALITY UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.  A COPY OF THIS EXHIBIT WITH ALL SECTIONS INTACT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

2.04  Additional Capital Contributions/Loans.  Notwithstanding the foregoing, each of Toro Sub and TCFIF Sub shall be required to contribute as additional capital to the Company (each, an “Additional Capital Contribution” and, together with the Initial Capital Contributions and the Purchase Capital Contributions, the “Capital Contributions”) cash in an amount sufficient to increase and/or maintain such Member’s Capital Account to an amount equal to the sum of XXXXXXXXXX.  Such contributions shall be determined (x) as of the end of each month during the term of the Company, or (y) if approved by the Management Committee, more often.  The Company shall provide notice to the Members, no later than the earlier of the twenty-fifth (25th) of each month or three (3) business days prior to the last day of the month, of the estimated contribution amount for such month, which contributions shall be made no later than the last day of such month or, with respect to Additional Capital Contributions referred to in clause (y) of this Section 2.04, within five (5) business days of receiving notice from the Company of any such contribution.  To the extent the estimated contribution amount is greater or less than the actual capital needs for such month, such excess or shortage shall be taken into account in the Company’s calculation of the Distributable Cash (as defined in Section 4.01(b)) for such month.  The requirement of each Member to maintain sufficient funds in its Capital Account shall continue through the dissolution and winding-up of the Company as specified in Article X.  No additional Shares shall be issued to the Members on account of any Capital Contribution made subsequent to the Initial Capital Contributions.  Except as expressly provided in this Section 2.04 or with the prior written consent of each of the Members, no Member shall be required or entitled to contribute any other or further capital to the Company, nor, except as contemplated by this Agreement, shall any Member be required or entitled to loan any funds to the Company.  [PORTIONS OF THIS SECTION HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIALITY UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.  A COPY OF THIS EXHIBIT WITH ALL SECTIONS INTACT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

2.05  Consequences of Failure to Provide Capital Contributions.  If Capital Contributions are required to be made and if, on or prior to the due date thereof, one of the Members has made its Capital Contribution (the “Contributing Member”) and the other Member has failed to make its Capital Contribution (the “Non-Contributing Member”), then the Contributing Member shall have the option during the following five (5) business day period to (i) request and receive from the Company an immediate return of the funds advanced in such instance as its Capital Contribution or (ii) elect to lend to the Non-Contributing Member the amount of the Capital Contribution not paid by the Non-Contributing Member (a “Deficit Loan”) in such instance, the proceeds of which Deficit Loan shall be paid by the Contributing Member directly to the Company as a contribution to the capital account of the Non-Contributing Member.  The

Contributing Member shall be entitled to interest from the Non-Contributing Member on the amount outstanding from time to time on each Deficit Loan calculated at a rate equal to the Index plus 10% per annum, or the highest rate permitted by law, whichever is less.  Notwithstanding the provisions of Sections 4.01 and 10.03, distributions otherwise payable by the Company to a Non-Contributing Member shall first be made to the Contributing Member to the extent of the amount of any outstanding Deficit Loans, including accrued interest thereon, and such distribution shall be charged to the Capital Account of the Non-Contributing Member.  In addition, any amounts otherwise payable by the Company to an Affiliate of the Non-Contributing Member under the terms of the TCFIF Services Agreement or the Toro Services Agreement, as appropriate, shall be paid to the Contributing Member to the extent the amount of any outstanding Deficit Loans, including interest thereon.  The rights of the Contributing Member to receive the payments described in the preceding sentence shall be in addition to the right of the Contributing Member to receive payment of the amount of all outstanding Deficit Loans, including accrued interest thereon, at any time upon demand.  The term “Index” shall mean the rate of interest published in the Money Rates section of The Wall Street Journal from time to time as the Prime Rate.  If more than one Prime Rate is published in The Wall Street Journal for a day, the average of the Prime Rates so published shall be used and such average shall be rounded up to the nearest one quarter of one percent (.25%).  If The Wall Street Journal ceases to publish the Prime Rate, the Contributing Member may select a comparable publication or service that publishes such Prime Rate, or its equivalent, and if such Prime Rate is no longer published, then the rate publicly announced by one of the ten largest money center banks in the United States (as selected by the Contributing Member in its discretion) as its “prime,” “base” or “reference” rate shall be substituted.

2.06  No Interest on Capital Contributions.  No Member shall be entitled to receive interest on its Capital Contributions.

2.07  Capital Accounts.  A capital account (“Capital Account”) shall be maintained for each Member on the books of the Company.  The Capital Account for each Member shall be maintained in accordance with the following provisions:

(a)           To each Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Member’s allocated share of Net Income (as defined in Section 5.08) and any items of income or gain specially allocated to such Member pursuant to Sections 5.03 or 5.04.

(b)           To each Member’s Capital Account there shall be debited such Member’s allocated share of Net Loss (as defined in Section 5.08), any items of deduction or loss specially allocated to such Member pursuant to Sections 5.03 or 5.04 and the amount of cash and the value of any other property distributed to such Member (net of any liabilities assumed by such Member and liabilities, if any, to which such property is subject).

(c)           A Member shall not be entitled to withdraw from the Company or withdraw any part of its Capital Account or receive any distributions from the Company except as specifically provided in this Agreement.  No Member shall be entitled to receive any distribution in kind, except as otherwise provided herein.  No interest shall be paid on or with respect to the Capital Account of any Member.  Except as expressly provided herein, no Member shall have any priority over any other Member as to the return of its Capital Contributions or as to compensation by way of income, and no additional share of the profits or losses of the Company shall accrue to any Member solely by virtue of its Capital Account being proportionately greater than the Capital Account of any other Member.  No Member shall be entitled to make any Capital Contributions to the Company other than as provided herein.

(d)           If any Member makes a loan to the Company, such loan shall not be considered a contribution to the capital of the Company and shall not increase the Capital Account of the lending Member.  Repayment of such loans shall not be deemed a withdrawal from the capital of the Company.

(e)           No Member shall be required to pay to the Company or to any other Member or person any deficit in such Member’s Capital Account upon dissolution of the Company or otherwise.

(f)            If any Member receives a distribution from the Company in excess of the amount such Member should have received in accordance with the provisions of this Agreement at the time the distribution was made, such Member shall be obligated to pay any such excess to the Company for reallocation to the Member or Members rightfully entitled to such distribution upon demand to do so by the Company.

(g)           If all or any portion of a Member’s Shares are transferred pursuant to Article IX hereof, the transferee shall succeed to the transferor’s Capital Account to the extent it relates to the transferred Shares.

SECTION III

REPRESENTATIONS AND WARRANTIES

3.01  Toro Sub Representations.  Toro Sub represents and warrants, as of the Formation Date, each of the following:

(a)           Organization and Authority.  Toro Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, its sole purpose is the ownership of its Shares and activities ancillary to such ownership, and has all necessary power and authority to enter into, and to perform its obligations under, this Agreement.  The execution and delivery of this Agreement by Toro Sub, the performance by Toro Sub of its obligations hereunder, and the consummation by Toro Sub of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary corporate action on behalf of Toro Sub.  This Agreement has been duly executed and delivered by Toro Sub, and (assuming due execution and delivery by TCFIF Sub), this Agreement constitutes a legal, valid and binding obligation of Toro Sub enforceable against Toro Sub in accordance with its terms.

(b)           No Conflict.  The execution, delivery and performance of this Agreement by Toro Sub does not and will not (i) violate, conflict with or result in the breach of any provision of the certificate of incorporation of Toro Sub, (ii) conflict with or violate any law or order of any court or other governmental authority applicable to Toro Sub or any of its assets, properties or businesses, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any encumbrance on any of the assets or properties of Toro Sub, pursuant to any note, bond, mortgage or indenture, contract agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Toro Sub is a party or by which any of such assets or properties is bound or affected, except, in the case of clauses (ii) and (iii) above, where such conflict, violation, breach, default, failure to obtain any such consent, rights or creation will not reasonably be expected to have a material adverse effect on the Business or on Toro Sub’s ability to enter into this Agreement and perform its obligations hereunder.

3.02  TCFIF Sub Representations.  TCFIF Sub represents and warrants, as of the Formation Date, each of the following:

(a)           Organization and Authority.  TCFIF Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Minnesota, its sole purpose is the ownership of its Shares and activities ancillary to such ownership, and has all necessary power and authority to enter into, and to perform its obligations under, this Agreement.  The execution and delivery of this Agreement by TCFIF Sub, the performance by TCFIF Sub of its obligations hereunder, and the consummation by TCFIF Sub of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary limited liability company action on behalf of TCFIF Sub.  This Agreement has been duly executed and delivered by TCFIF Sub, and (assuming due execution and delivery by Toro Sub) this Agreement constitutes a legal, valid and binding obligation of TCFIF Sub enforceable against TCFIF Sub in accordance with its terms.

(b)           No Conflict.  The execution, delivery and performance of this Agreement by TCFIF Sub does not and will not (i) violate, conflict with or result in the breach of any provision of the articles of organization of TCFIF Sub, (ii) conflict with or violate any law or order of any court or other governmental authority applicable to TCFIF Sub or any of its assets, properties or businesses, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any encumbrance on any of the assets or properties of TCFIF Sub pursuant to any note, bond, mortgage or indenture, contract agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which TCFIF Sub is a party or by which any of such assets or properties is bound or affected, except, in the case of clauses (ii) and (iii) above, where such conflict, violation, breach, default, failure to obtain any such consent, rights or creation will not reasonably be expected to have a material adverse effect on the Business or on TCFIF Sub’s ability to enter into this Agreement and perform its obligations hereunder.

3.03  Survival.  All representations and warranties contained in this Article (notwithstanding any investigation or inquiry which any party hereto or any representative may make) shall relate solely to the Formation Date, and shall survive the execution and delivery of this Agreement and continue until the dissolution and winding-up of the Company in accordance with Article X.

SECTION IV

DISTRIBUTIONS

4.01  Distributions.

(a)                                  From and after the date hereof, except as otherwise provided in this Agreement (including Sections 2.05 and 10.03), the Company shall make distributions in the same proportions as Net Income would be allocated to Members pursuant to Section 5.01.

(b)                                 Subject to Section 4.01(a) and except as otherwise approved by the Management Committee, the Company shall make distributions in cash pursuant to this Section 4.01 on a monthly basis, on or before the last day of each calendar month, in an amount equal to the Company’s Distributable Cash as of the end of such month.  “Distributable Cash” shall mean the positive difference, if any, between (i) the estimated Capital Account balances of all the Members and (ii) the sum of XXXXXXXXXX.  Such estimates shall be calculated on the date that is the earlier of the twenty-fifth (25th) of each month or three (3) business days prior to the last day of the month.  Each distribution pursuant to this Section 4.01 shall be made in immediately available funds by wire transfer in accordance with wire transfer instructions provided in writing from time to time by each Member.  Any change in such wire transfer instructions shall be effective two (2) business days following receipt of notice thereof by the Company.  [PORTIONS OF THIS SECTION HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIALITY UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.  A COPY OF THIS EXHIBIT WITH ALL SECTIONS INTACT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

SECTION V

ALLOCATIONS

5.01  Net Income.  Except as provided in Sections 5.03, 5.04 and 10.03, the Net Income shall be allocated for each fiscal year (or for any applicable portion of a fiscal year, such applicable portion to be calculated pursuant to a hypothetical closing of the Company’s books based on the specific portion of the fiscal year and not on a pro rata or other similar basis) to the Members, pro rata in accordance with their respective Percentage Interests.

5.02  Net Losses.  Except as provided in Sections 5.03, 5.04 and 10.03, Net Loss shall be allocated for each fiscal year (or for any applicable portion of a fiscal year, such applicable portion to be calculated pursuant to a hypothetical closing of the Company’s books based on the specific portion of the fiscal year and not on a pro rata or other similar basis) to the Members, pro rata in accordance with their respective Percentage Interests.

5.03  Regulatory Allocations.

(a)                                  Maintenance of Capital Accounts.  The Capital Accounts shall be maintained in accordance with Section §1.704-1(b) of the Regulations.

(b)                                 Qualified Income Offset.  In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and

(6) of the Regulations, items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 5.03(b) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.03(b) were not in this Agreement.

(c)                                  Gross Income Allocation.  In the event any Member has a negative Capital Account at the end of any fiscal year which is in excess of the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible provided that an allocation pursuant to this Section 5.03 shall be made only if and to the extent that such Member would have a negative Capital Account in excess of such sum after all other allocations provided for in this Article V have been made as if Section 5.03(b) and this Section 5.03(c) were not in this Agreement.

5.04  Curative Allocations.  The allocations set forth in Section 5.03 hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations.  It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 5.04.  Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations), offsetting special allocations of Company income, gain, loss or deduction shall be made so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to this Article V without regard to the Regulatory Allocations.  In exercising their discretion under this Section 5.04, the Members shall take into account future Regulatory Allocations under Section 5.03 that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 5.03.

5.05  Tax Allocations.

(a)                                  In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes (and, as such, it is not intended to change the accounting allocation), be allocated between the Members so as to take account of any variation between the adjusted basis of such property to the Company for Federal income tax purposes and its fair market value at the time of contribution.

(b)                                 Any elections or other decisions relating to such allocations shall be made by the Management Committee in any manner that reasonably reflects the purpose and intention of this Agreement.  Allocations pursuant to this Section 5.05 are solely for purposes of Federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any

Member’s Capital Account or share of Net Income, Net Loss, other items, or distributions pursuant to any provision of this Agreement.

(c)                                  Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided between the Members in the same proportions as they share Net Income or Net Loss, or amounts specially allocated pursuant to Section 5.03 or 5.04 hereof, as the case may be, for the fiscal year.

5.06  Other Allocation Rules.

(a)                                  Solely for purposes of determining the Members’ proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Members’ interests in the Company profits shall be allocated in the same manner such item would have been allocated pursuant to Section 5.01.

(b)                                 To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the Members shall endeavor to treat distributions of cash as having been made from the proceeds of a nonrecourse liability only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

5.07  Tax Decisions.  The Company shall file its income and all other tax returns (including sales, use, property, excise, information and unclaimed property reports) as a partnership.  Except as otherwise provided in this Agreement, the tax matters partner shall, upon consultation with the Management Committee, make all applicable elections, determinations and other tax decisions for the Company relating to all tax matters, including, without limitation, the positions to be taken on the Company’s tax returns and the settlement or further contest and litigation of any audit matters raised by the Internal Revenue Service or any other taxing authority.  TCFIF Sub shall be the tax matters partner within the meaning of Section 6231(a)(7) of the Code.  TCFIF Sub shall cause all tax returns of the Company to be timely filed.  The Company shall provide a draft copy of all income tax and information returns to Toro Sub for its review and comment at least ten (10) business days prior to the due date for filing such returns.

5.08  Certain Definitions.  The following terms shall be defined for purposes of this Agreement as set forth below:

“Adjusted Capital Account Deficit” means, with respect to each Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(i)                                     Credit to such Capital Account any amounts which such Member is deemed to be obligated to restore pursuant to the penultimate sentences of each of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii)                                  Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Code” means the Internal Revenue Code of 1986, as amended, modified or supplemented from time to time, or any successor legislation.

“Net Income” and “Net Loss” mean, for each fiscal period, an amount equal to the Company’s taxable income or loss for such fiscal period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss).

“Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as amended, modified or supplemented from time to time.

SECTION VI

MANAGEMENT

6.01  Members.

(a)                                  Subject to the limitations and restrictions set forth in this Agreement and the Act, each Member shall have all the rights, powers and obligations which may be possessed by a member of a limited liability company under the Act and otherwise as provided by law.

(b)                                 Meetings of the Members may be called by any Member on at least ten (10) business days’ prior written notice to the other Members, which notice shall contain the time, place and purpose of such meeting.  The presence in person or by proxy of both of the Members shall constitute a quorum for the transaction of business by the Members at such meeting.  Except as otherwise expressly set forth herein, all actions of the Members taken at a meeting shall require the affirmative vote of both of the Members.

(c)                                  Notice of any meeting of the Members may be waived by any Member before or after such meeting.  Meetings of the Members may be conducted by conference telephone facilities or other similar technology.  The Members may approve a matter or take any action without a meeting by a written consent of the Members, which must be executed by both of the Members.  In no instance where action is authorized by written consent of the Members shall a meeting of the Members be required to be called or notice to be given.  The writing or writings evidencing any such consent shall be filed with the minutes of proceedings of the Company and copies thereof shall be sent to each of the Members.

(d)                                 Except as expressly set forth herein, neither Member or any of its Affiliates shall have any liability for the debts, obligations or liabilities of the Company or of the other Member or any of its Affiliates.

(e)                                  The Members shall adopt credit and operational policies described in Exhibit A attached hereto, which policies may be modified from time to time by mutual agreement of the Members; provided, however, that such credit and operational policies shall not be inconsistent with the credit and operational policies of TCFIF.  TCFIF Sub shall be responsible for advising the Members of TCFIF’s credit and operational policies.

6.02  Management Committee.

(a)                                  Subject to such matters which are expressly reserved under this Agreement or the Act to the Members for decision, the Business shall be managed through a committee of managers (the “Management Committee”), which shall initially consist of eight (8) persons (the “Managers”) who shall be determined as follows: (i) TCFIF Sub shall be entitled to designate four (4) Managers (the “TCFIF Sub Managers”) and (ii) Toro Sub shall be entitled to designate four (4) Managers (collectively, with the TCFIF Sub Managers, the “Designated Managers”).  The Designated Managers shall appoint a General Manager (the “General Manager”) and all other executive officers (if any) of the Company by the affirmative vote or written consent of at least five (5) Managers, including the affirmative vote of at least one of the Designated Managers appointed by each Member (a “Majority of the Managers”); provided, however, that if the Management Committee shall at any time be deadlocked and unable to appoint a General Manager, then TCFIF Sub shall have the sole right to appoint the General Manager on an interim basis pending resolution of the deadlock regarding final appointment of the General Manager as provided in Section 7.08.  For purposes of the preceding sentence, any Designated Manager under consideration for appointment as General Manager, or other executive officer position (if any), shall not be recused from voting on such matter.  Each of the Members shall, in its respective sole discretion, be entitled to remove or discharge (with or without cause and with or without prior notice) one or more of its Designated Managers at any time, and to designate an alternate (who shall be permitted to attend, and have full voting powers at, any meeting at which the Designated Manager is absent) or a successor therefor.  Designated Managers may only be removed in accordance with the preceding sentence.  The Member that has removed or discharged one or more of its Managers and designated an alternate or alternates shall promptly give notice to the other Member of the names of the removed or discharged Manager(s) and the name(s) and address(es) of the replacement Manager(s).  The initial Designated Managers and the General Manager as of the date of this Agreement are set forth on Schedule 6.02(a) hereto, which shall be updated from time to time to reflect the addition or removal of such persons.

(b)                                 Subject to the next sentence, the Management Committee shall meet at such times as may be necessary for the Business on at least ten (10) business days’ prior written notice to each Manager of such meeting given by any one (1) Manager, which written notice shall contain the time and place of such meeting and the proposed items of business; unless otherwise agreed by a Majority of the Managers, meetings of the Management Committee shall be held at the office of one of the Members.  The initial meeting of the Management Committee shall be held within sixty (60) days of the Formation Date and, thereafter, the Management Committee shall meet at least once every fiscal quarter.  Provided that proper and adequate notice has been provided as required by the first sentence of this Section 6.02(b), the presence of at least a Majority of the Managers (or their respective alternates) shall be required to constitute a quorum for the transaction of any business by the Management Committee.  Each Manager shall have one (1) vote on all matters before the Management Committee.  All actions of the Management Committee shall require the affirmative vote of at least a Majority of the Managers.  No Manager (acting in his or her capacity as such) shall have any authority to bind the Company to any third party with respect to any matter, except pursuant to a resolution expressly authorizing such action (and authorizing such Manager to bind the Company with respect to such action) which resolution is duly adopted by the Management Committee by the affirmative vote of at least a Majority of the Managers.

(c)                                  Except as otherwise expressly required by this Agreement, in the event the Management Committee is evenly divided on any matter, such matter shall promptly be referred to the Members for decision and approval in accordance with the provisions of Section 7.07 or 7.08, as the case may be.

(d)                                 There shall be no committees of the Management Committee and there shall be no delegation of the powers, duties and authorities of the Management Committee to any other person, entity, or committee, except as otherwise provided herein or expressly approved by the Management Committee.

(e)                                  No item of business that is not contained in the notice of the meeting may be considered unless at least a Majority of the Managers consent.  Notice of any Management Committee meeting may be waived by any Manager before or after such meeting.  Meetings of the Management Committee shall be conducted by conference telephone facilities (or other similar technology) if any Manager so requests.  Managers may approve a matter or take any action without a meeting by a written consent of the Managers, which must be executed by at least a Majority of the Managers.  In no instance where action is authorized by written consent of the Managers shall a meeting of the Managers be required to be called or notice required to be given.  The writing or writings evidencing any such consent shall be filed with the minutes of proceedings of the Company and copies thereof shall be sent to each of the Managers.  The Management Committee shall cause written minutes to be prepared of all actions taken by the Management Committee at a meeting thereof and shall cause a copy thereof to be delivered to each Manager within thirty (30) calendar days after each such meeting.

(f)                                    The Management Committee shall review and approve all budgets and business plans, including any amendments thereto from time to time as necessary or desirable, of the Company.    At each quarterly meeting of the Management Committee, the Management Committee will review the report, forecast and calculation referred to in Section 6.03(j) and, if such report reflects a pre-tax return on assets that is different from the Target Return by more than one-tenth of one percent, the Management Committee shall consider taking such action or actions, if any, as it may deem to be appropriate to target a pre-tax return on assets of the Company, determined cumulatively as of the end of the applicable Adjustment Period, equal to the Target Return.  To that end, the Management Committee shall consider such changes deemed appropriate by the Management Committee under the currently existing or forecasted circumstances, which may include changes to the manufacturer support rate, the dealer rate or cost savings.  For purposes of this Agreement, “pre-tax return on assets” shall mean a quotient, (x) the numerator of which is equal to the product of (i) the pre-tax income of the Company from the first day of the first calendar month covered by such calculation, divided by the number of calendar months included in the period covered by such calculation, multiplied by (ii) 12, and (y) the denominator of which is equal to (i) the sum of the monthly Average Net Receivables for each calendar month included in the period covered by such calculation, divided by (ii) the number of calendar months included in the period covered by such calculation.

(g)                                 The Management Committee shall review and approve the accounting policies, tax policies, methods or practices of the Company from time to time, which accounting policies, tax policies, methods and practices shall at all times not be inconsistent with those of TCFIF. TCFIF Sub Manager shall be responsible for advising the Management Committee of TCFIF’s accounting policies, tax policies, methods and practices.

6.03  General Manager.  The General Manager of the Company shall have the responsibility for managing the Business on a day-to-day basis and supervising the other officers of the Company (if any), subject to the absolute direction, supervision and control of the Management Committee.  The General Manager shall have no authority or power to enter into any material agreement or material arrangement on behalf of the Company which binds the Company to any third party outside the scope of the Business, but shall have the authority and power:

(a)                                  To generally manage the Company’s credit and operations office or offices and the Company’s marketing efforts;

(b)                                 [Reserved];

(c)                                  To exercise credit authority within the limits established by the Company’s credit policies;

(d)                                 To comply with credit, operations, legal and other policies adopted by the Management Committee;

(e)                                  To manage the Company’s dealer and distributor relations with respect to the Business;

(f)                                    To call special meetings of the Management Committee;

(g)                                 To support the staff of TCFIF and Toro in the performance of their obligations under their respective Services Agreement;

(h)                                 To pay expenses of the Company in the ordinary course of the Business, including expenses provided for in the Definitive Agreements;

(i)                                     To prepare the Company’s annual budget, which shall reflect a target pre-tax return on assets of XXXXXXXXXX (the “Target Return”), unless otherwise approved by the Management Committee; and [PORTIONS OF THIS SECTION HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIALITY UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.  A COPY OF THIS EXHIBIT WITH ALL SECTIONS INTACT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

(j)                                     To prepare for, and deliver to, the Management Committee not later than the 15th  day of the first month of each calendar quarter (the first day of such quarter being an “Adjustment Date”) commencing after September 30, 2010, a report reflecting the pre-tax return on assets of the Company for the immediately preceding four calendar quarters (the

“Measurement Period Return”) and on a cumulative basis over the then-current Initial Term or Additional Term of the Company, a forecast of the expected returns for the remainder of the then-current Initial Term or Additional Term of the Company, and a calculation of the adjustment, if any, that would be required to be made to the Business Plan (as that term is defined in the Joint Venture Agreement) over the applicable Adjustment Period (as defined below) in order for the Company to achieve a target pre-tax return on assets of not less than the Target Return, determined cumulatively:

(i)                                     In the case where the difference between the Measurement Period Return and the Target Return is XXXXXXXXXX, then the “Adjustment Period” will be the next four calendar quarters beginning on the Adjustment Date (or such shorter period of time as is then remaining in the then-current Initial Term or Additional Term of the Company);

(ii)                                  In the case where the difference between the Measurement Period Return and the Target Return is XXXXXXXXXX, then the “Adjustment Period” will be the next eight calendar quarters beginning on the Adjustment Date (or such shorter period of time as is then remaining in the then-current Initial Term or Additional Term of the Company); and

(iii)                               In the case where the difference between the Measurement Period Return and the Target Return is XXXXXXXXXX, then the “Adjustment Period” will be the next  twelve calendar quarters beginning on the Adjustment Date (or such shorter period of time as is then remaining in the then-current Initial Term or Additional Term of the Company)

[PORTIONS OF THIS SECTION HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIALITY UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.  A COPY OF THIS EXHIBIT WITH ALL SECTIONS INTACT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

(k)                                  To do such other things and take such other actions as shall be authorized by the Management Committee.

The powers and duties of the General Manager shall at all times be subject to the provisions of Section 6.04 hereof.  The General Manager may not be removed or discharged without cause without the approval of the Management Committee. The General Manager shall preside over all meetings of the Management Committee.  In the absence of the General Manager, his or her designated alternate shall assume his or her powers, duties and authority at such meeting.

6.04  Required Approvals.  The following actions shall under no circumstances be taken by the General Manager, or any other Manager or officer (if any) on behalf of the Company or by the Management Committee, without the approval of the Management Committee:

(a)                                  merge or consolidate with, purchase all or any substantial part of the assets of, make or agree to make capital contributions to or investments in, or otherwise acquire any securities, interest or ownership in, any person, joint venture, firm, corporation or division thereof;

(b)                                 sell all or a significant portion of the assets of the Company, provided however, that the Toro Sub Managers shall not unreasonably withhold their consent to any proposed disposition of the assets of the Company to any party other than a party primarily engaged in the manufacture, sale or financing of Lawn and Garden Products (as defined in the Joint Venture Agreement);

(c)                                  dissolve or liquidate the Company;

(d)                                 enter into, amend or terminate any agreement or contract involving aggregate expense for the Company in excess of $25,000 (in a single transaction or a series of related transactions), or if such contract is not so quantifiable, which would have a material adverse effect on the operations or condition (financial or otherwise) of the Business;

(e)                                  make any operating expenditure or commitment therefor involving the expenditure of more than $25,000 for any individual transaction or series of related transactions or $50,000 in the aggregate in any 12-month period or any capital expenditures in any amount, except to the extent such expenditure is provided for in a budget previously approved by the Management Committee;

(f)                                    change the nature of the Business or enter into any new line of business;

(g)                                 except as contemplated by Article IV or Section 10.03 hereof, determine the amount and timing of any distribution to be made to the Members by the Company;

(h)                                 enter into or amend any written agreement, or engage in any other transaction, with any officer (if any) of the Company or direct or indirect holder of any Shares (or any of such person’s Affiliates);

(i)                                     create any lien, mortgage or other encumbrance on the property or assets of the Company, provided, however, that the Toro Sub Managers shall not unreasonably withhold their consent to any proposed encumbrance on the assets of the Company in favor of any party other than a party primarily engaged in the manufacture, sale or financing of Lawn and Garden Products (as defined in the Joint Venture Agreement);

(j)                                     incur indebtedness for, lend or advance money to, or guarantee or endorse the obligations of, any other person, except as otherwise expressly provided herein and except for endorsement of checks in the ordinary course of business;

(k)                                  incur indebtedness for borrowed money in excess of $25,000 other than as contemplated by the Credit Agreement;

(l)                                     (i) lease any real property, (ii) lease any personal property for a term longer than 36 months or exceeding $10,000 in the aggregate or (iii) acquire any property of any kind in excess of $10,000 in the aggregate, other than financial assets arising out of the Business or any collateral securing the performance of such financial assets;

(m)                               engage in any transaction or series of transactions that results in the incorporation of the Company or any other material change in organizational form or causes the Company to lose its status as a partnership for any tax purpose;

(n)                                 except as provided in Sections 2.02, 2.03, 2.04 and 2.05, accept any contribution to the capital of the Company or (A) issue or sell or (B) purchase or redeem, in each case, by the Company, any Shares in the Company;

(o)                                 file any petition by or on behalf of the Company seeking relief under the federal bankruptcy act or similar relief under any law or statute of the United States or any state thereof;

(p)                                 except as provided in Section 8.03, hire or change the registered independent public accounting firm of the Company;

(q)                                 subject to Section 6.02(g), make any material change with respect to the accounting policies, tax policies, methods or practices of the Company, except as otherwise required by generally accepted accounting principles as adopted in the United States (“GAAP”), consistently applied;

(r)                                    appoint or remove any executive officer of the Company;

(s)                                  conduct the Business under any name other than “Red Iron Acceptance, LLC”;

(t)                                    initiate or otherwise engage in any litigation on behalf of the Company other than in the ordinary course of the Business or to enforce an obligation of a Member under any Definitive Agreement that is not the subject of an Arbitrable Dispute under such Definitive Agreement;

(u)                                 amend, extend or restate or otherwise modify any of the Definitive Agreements to which the Company is a party;

(v)                                 invest any of the Company’s funds;

(w)                               enter into any contracts of insurance;

(x)                                   [Reserved];

(y)                                 issue any additional Shares or repurchase any outstanding Shares;

(z)                                   incur any cost on behalf of the Company if the amount thereof would result in an increase in the total budgeted expenses for the Company of more than 5%;

(aa)                            remove the General Manager;

(bb)                          establish or amend the Company budget or business plan; or

(cc)                            decrease or terminate the Commitment, as that term is defined under the Credit Agreement.

6.05  Consents and Approvals.  Each of the Members agrees to use its commercially reasonable efforts to assist the Company in obtaining as promptly as practicable all consents, authorizations, approvals, and waivers from any governmental entity required to be obtained by the Company in order to operate the Business, including, without limitation, assisting the Company in making any required filings, submissions and notifications with any court, governmental, regulatory, or administrative body, agency or authority, department, commission, instrumentality or arbitrator.  Each of the Members shall furnish to the Company such necessary information and reasonable assistance as the Company may reasonably request in connection with the foregoing.

SECTION VII

ADDITIONAL AGREEMENTS

7.01  Conduct of Business; No Employees.  From the date hereof until the dissolution and liquidation of the Company pursuant to Article X hereof, the Company, Toro Sub and TCFIF Sub shall (A) act in good faith and use commercially reasonable efforts to maintain the value of the Company’s assets and not permit the Shares or any of the Company’s assets to become subject to any lien other than liens as may be provided for in the Credit Agreement, (B) continue to operate the business, activities and practices of the Company in the ordinary course of business, and (C) use their respective commercially reasonable efforts to preserve the business organization of the Company, and to preserve the goodwill of customers and others with whom material business relationships exist.  The Company shall have no employees at any time.

7.02  Technology.  Any processes, techniques, hardware, software, copyrights, patents, practices or other intellectual property which are owned or used by either Member or any of its Affiliates and used by such Member or Affiliate in the performance of its obligations under this Agreement or any of the other Definitive Agreements and which are proprietary to such Member or Affiliate including the System Technology of either TCFIF or Toro (collectively, the “Technology”), shall be and at all times shall remain the property of such Member or Affiliate or property of the licensor thereof, and neither the other Member nor any of its Affiliates nor the Company shall have any interest in such Technology, except to the extent expressly provided to the contrary in one or more of the Definitive Agreements.  “System Technology” means the hardware and software (including, without limitation, the operating system software, the source code and the machine code, and including software owned by a Member and its Affiliates and third party licensed software) used by a Member or its Affiliates to provide the services under a Services Agreement, together with all written manuals and other documentation for system use (which are internally written or produced by a Member or an Affiliate or licensed to a Member or an Affiliate), diagnostic processes, security procedures, file arrays, database systems, processing procedures, program logic, data manipulation formats, data manipulation and processing routines including, but not limited to, (a) internal programming processing logic, (b) software logic, software formatting and software sequencing for (i) invoice purchasing, (ii) cash application, (iii) invoice purchase approval, (iv) the development and use of rates and terms, (v) credit underwriting, (vi) portfolio control, and (vii) floor check collateral verifications, and (c) third-party licensed products, but excluding system generated reports, forms of billing statements, forms of transaction statements and any information not subject to copyright (or which is not otherwise proprietary to a Member or its Affiliates) related to such hardware and software, as such may be modified, expanded or superseded from time to time.

Any Technology developed by a Member or any of its Affiliates in connection with the operation of the Company, which relates to services provided by TCFIF or Toro, respectively, shall be deemed to be the property of TCFIF or Toro, respectively, and such Technology shall not be deemed property of the Company; provided, however, that if such Technology is developed for use by the Company at the request of the Company, or if substantially all of the cost of developing such Technology is paid by the Company, then (subject to the last sentence of this Section 7.02) TCFIF or Toro, as appropriate, shall permit the Company to replicate for its own use such Technology, and such replicated Technology shall be deemed to be property of the Company, and the Company shall have an independent, perpetual, non-exclusive, non-transferable  right to use such replicated Technology. Notwithstanding the foregoing, the Company shall be permitted to replicate the Technology only to the extent that TCFIF or Toro is the owner of such Technology or, with respect to all such Technology not owned by TCFIF or Toro, has the legal right to permit the Company to replicate such Technology.

7.03  Trade Names.  Subject to the terms of the Trademark License Agreement, neither Member shall obtain any rights in any trade name of the other Member or any of its Affiliates by virtue of this Agreement or as a result of the formation and operation of the Company. The Company shall not use the name, fictitious or otherwise, of either Member or any Affiliate of either Member without the consent of such entity, which consent may be withheld in the sole discretion of any such entity.  Upon dissolution and completion of the winding-up of the Company, Toro Sub shall succeed to the name “Red Iron Acceptance, LLC” and neither TCFIF nor TCFIF Sub shall have any rights thereto.

7.04  Insurance.  Each of the Members shall cause its respective parent entity to provide at its own expense directors and officers liability insurance for its Designated Managers in a policy amount of not less than $5,000,000.  The Members agree to cooperate with each other in coordinating the defense of litigation whenever the interests of the members of the Management Committee are aligned.

7.05  Confidentiality.  During the term of the Company and for a period of two (2) years thereafter, each Member shall, and shall cause its officers, directors, employees, representatives and agents to keep any nonpublic information which the other Member treats or designates as confidential (including, without limitation, the Technology and System Technology), any nonpublic information concerning the formation and operation of the Company or the particulars thereof, and any other nonpublic information set forth in the Definitive Agreements or in other documents concerning the Company or relating to the performance by the Members of any of the Definitive Agreements (“Confidential Information”), strictly confidential and not disclose any such information to any person (except for such Member’s financial and legal advisors, lenders and accountants responsible for or actively engaged in the review, performance or development of the Business), or use any such information in the business of such Member. The Members and their Affiliates will be deemed to have fulfilled their obligations hereunder if they exercise the same degree of care to preserve and safeguard such Confidential Information as Toro and TCFIF, respectively, use to preserve and safeguard their own confidential information, provided that upon discovery of any inadvertent disclosure of any Confidential Information, the Member making such inadvertent disclosure endeavors to prevent further use of such information and attempts to prevent similar future inadvertent disclosures. Notwithstanding the foregoing, neither Member will be liable for any disclosure or use of any of the disclosing Member’s  Confidential Information if such information is (1) publicly available or later becomes publicly available to such Member other than through a breach of this Agreement, (2) already previously known on the date such information is disclosed, (3) subsequently lawfully obtained by such Member from a third party who does not have an obligation to keep such information confidential, (4) independently developed by such Member without the use of the disclosing Member’s Confidential Information as evidenced in writing, (5) disclosed pursuant to a valid regulatory or judicial order, decree, subpoena, or other process or requirement of law or regulation (including any requirements of any national securities exchange where such Member’s securities are listed), provided that the Member disclosing such information to such court, governmental entity or regulatory authority shall give notice to the original disclosing Member in writing in advance thereof so the original disclosing Member may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 7.05 and the Member disclosing the information shall disclose only that portion of the Confidential Information that counsel to such Member disclosing the information advises is legally required to be disclosed, (6) disclosed in connection with an audit or examination of records conducted in the ordinary course of such Member’s business by a governmental or regulatory authority (including any national securities exchange where such Member’s securities are listed) with jurisdiction thereover, or by independent certified public accountants, provided that such governmental or regulatory authority or accountants shall have been advised of the confidential nature of such information, or (7) expressly released from the restrictions of this Section 7.05 by the original disclosing Member in writing. Each Member recognizes and acknowledges that the injury to the Company and the other Member which would result from a breach of the provisions of this Section 7.05 could not adequately be compensated by money damages. The Members expressly agree and contemplate, therefore, that in the event of the breach or default by either Member of any provision of this Section 7.05, the Company or the other Member may, in addition to any remedies which it might otherwise be entitled to pursue, obtain such appropriate injunctive relief in support of any such provision of this Agreement.  For purposes of this Section 7.05, references to a Member shall be deemed to include that Member’s Affiliates.

7.06  Publicity.  Neither Toro Sub nor TCFIF Sub nor any of their respective Affiliates shall make any public announcement or other disclosure to the press or public regarding this Agreement or the Company or any matter related hereto or thereto, unless Toro Sub and TCFIF Sub mutually agree to make an announcement in a form that both Members have approved. Notwithstanding the foregoing, to the extent a Member (or its Affiliate) is required by law, including the Federal securities laws, or the rules of a national securities exchange applicable to such Member (or such Affiliate) to make a public announcement regarding this Agreement or the Company or any matter related hereto or thereto, then such Member (or such Affiliate) may make a public announcement in order for such Member (or such Affiliate) to duly comply with such law or rule, provided that such Member (or such Affiliate) gives notice to the other Member of such public announcement promptly upon such Member (or such Affiliate) becoming aware of its need to comply with such law or rule, but, in any event, not later than the time the public announcement is to be made.

7.07  Dispute Resolution.

(a)                                  If any controversy or claim arising out of or relating to the interpretation of this Agreement, or the existence or extent of, a breach of any duties hereunder (but exclusive of Section 7.02 (technology), Section 7.05 (confidentiality), Section 7.06 (publicity), Section 11.02 (indemnities), Section 11.04 (governing law) and Section 11.15 (waiver of jury trial)) shall arise between the Members, or if the Members shall be unable to agree as to the determination of any accounting matter or other computation expressly contemplated by this Agreement (all such disputes and failures to agree, the “Arbitrable Disputes”), then either Member may request, by giving written notice to the other Member (the “Request Notice”), that the Officers confer within five (5) business days regarding the Arbitrable Dispute. The Officers shall confer in good faith and use all reasonable efforts to resolve the Arbitrable Dispute.  For purposes of this Section 7.07, “Officers” shall mean the President of Toro and the person to whom the President of TCFIF directly reports, provided, however, that neither such individual is or ever has been a member of the Management Committee.  If either such individual is or has been a member of the Management Committee, then the “Officer” for the applicable Member shall be a senior executive officer of such Member who is not and has not ever been a member of the Management Committee, who is reasonably acceptable to the other Member.

(b)                                 If the Officers do not resolve the Arbitrable Dispute within ten (10) business days after delivery of the Request Notice, then the Arbitrable Dispute shall be submitted to mediation and then arbitration in accordance with the procedures set forth below in this Section 7.07.

(c)                                  Arbitrable Disputes will be submitted to mediation (assuming other good faith attempts to resolve the dispute have failed) prior to submitting such claim to arbitration pursuant to this Section 7.07.  The mediation will take place in Minneapolis, Minnesota, unless the Members agree to conduct the mediation at another location.  If the Members are unable to agree upon a mediator, each Member will select a mediator, which mediators in turn will select the mediator of the dispute.  Each Member’s representation at the mediation will include a business representative having full settlement authority.  The Members will use best efforts to schedule the mediation within thirty (30) days after delivery of the Request Notice.  Any mediation will be non-binding and all statements, whether oral or in writing, that are made as part of any mediation will be subject to Federal Rule of Evidence 408 and cannot be used by either party in any subsequent arbitration in a manner prohibited by Federal Rule of Evidence 408.  The Members acknowledge that they agree to mediate disputes in hopes of amicably resolving the matter before incurring significant attorneys’ fees which may act as a barrier to settlement of the dispute at a later time.  Accordingly, the Members will mediate in good faith and use reasonable efforts to reach a resolution of the matter.

(d)                                 If the Members are unable to resolve an Arbitrable Dispute through mutual cooperation, negotiation or mediation, such Arbitrable Dispute will be finally resolved by arbitration by a single arbitrator in accordance with the Commercial Arbitration Rules, except as otherwise provided herein, of the American Arbitration Association (“AAA”) but without intervention of the AAA.  The arbitration will take place in Minneapolis, Minnesota, unless the Members agree to conduct the mediation at another location.  If the Members are unable to agree upon an arbitrator, each Member will select an arbitrator, which arbitrators in turn will select the arbitrator of the dispute.  The arbitrator of the dispute shall be an accountant, attorney or retired judge with a working knowledge of the commercial inventory finance industry.

(e)                                  The Members agree to facilitate the arbitration by:  (a) conducting arbitration hearings to the greatest extent possible on successive, contiguous days; and (b) observing strictly the time periods established by the applicable rules and procedures or by the arbitrator for the submission of evidence and briefs.  Discovery in the arbitration shall be as limited as reasonably possible and in no event will a Member be entitled to take more than three depositions (each deposition completed in no more than seven hours), ask more than ten narrowly focused interrogatories (sub-parts of an interrogatory deemed as a separate interrogation), or make more than fifteen narrowly focused document requests (sub-parts of a request deemed as a separate request).  Any up-front fees payable to the arbitrator or like up-front fees will be divided equally between the Members.

(f)                                    The arbitrator shall have the authority to award relief under legal or equitable principles and to allocate responsibility for the costs of the arbitration and to award recovery of reasonable attorney’s fees and expenses to the prevailing Member. A full and complete record and transcript of the arbitration proceeding shall be maintained. The arbitrator shall issue a reasoned decision.

(g)                                 Each Member shall have five (5) business days to object to the arbitrator’s decision, or any part thereof, by written submission made to the arbitrator and the other Member shall have five (5) business days to submit a written response to the objection. The arbitrator may hold a hearing regarding any objection if deemed appropriate by the arbitrator. In the event an objection is submitted, the arbitrator shall issue a supplemental reasoned decision addressing all objections. Thereafter, the decision of the arbitrator shall be final, binding and nonappealable and shall be reviewable only to the extent provided by law.

(h)                                 If either Member brings or appeals any judicial action to vacate or modify any award rendered pursuant to arbitration or opposes the confirmation of such award and the Member bringing or appealing such action or opposing confirmation of such award does not prevail, such Member shall pay all of the costs and expenses (including, without limitation, court costs, arbitrators’ fees and expenses and reasonable attorneys’ fees) incurred by the other Member in defending such action.  Additionally, if either Member brings any action for judicial relief of an Arbitrable Dispute in the first instance without pursuing arbitration prior thereto, the Member bringing such action for judicial relief shall be liable for and shall immediately pay to the other Member all of the other Member’s costs and expenses (including, without limitation, court costs and reasonable attorneys’ fees) in the event the other Member successfully moves to stay or dismiss such judicial action and/or compel it to arbitration.  The failure of either Member to exercise any rights granted hereunder shall not operate as a waiver of any of those rights.  This Agreement concerns transactions involving commerce among the several states.  The arbitrator will not be empowered to award punitive, exemplary, or, except in the case of fraud, bad faith, willful misconduct or gross negligence, indirect or consequential damages.  The arbitrator will decide if any inconsistency exists between the rules of the applicable arbitral forum and the arbitration provisions contained herein.  If such inconsistency exists, the arbitration provisions contained herein will control and supersede such rules.  The agreement to arbitrate will survive termination of this Agreement.

(i)                                     The initiation of the dispute resolution procedures in this Section 7.07 shall not excuse either Member, or any of its respective Affiliates, from performing its obligations hereunder or under any of the other Definitive Agreements or in connection with the transactions contemplated hereby. While the dispute procedure is pending, the Members and their respective Affiliates shall continue to perform in good faith their respective obligations hereunder and under the other Definitive Agreements, subject to any rights to terminate this Agreement or the other Definitive Agreements that may be available to the Members or their respective Affiliates.

(j)                                     The provisions of this Section 7.07 shall be the exclusive process for all Arbitrable Disputes. The terms of this Section 7.07, shall be without prejudice to the rights of each Member to obtain recovery from, or to seek recourse against, the other Member (or otherwise), in such manner as such Member may elect (but subject to Section 11.15) for all claims, damages, losses, costs and matters other than those related to Arbitrable Disputes.

7.08  Alternate Dispute Resolution.

(a)                                  In the event:

(i)                                     service levels provided by either the TCFIF Services Agreement or the Toro Services Agreement become a continuing matter of dispute between the Members;

(ii)                                  matters of credit policy, credit decisions or matters of credit administration made by or presented to the Management Committee become a continuing matter of material dispute between the Members;

(iii)                               the Management Committee is evenly divided with regard to appointment of a General Manager, as described in Section 6.02(a); or

(iv)                              the Management Committee is evenly divided on a matter regarding the approval of the Company budget as described in Section 6.02(f);

a Member may send a notice (“Dispute Resolution Notice”) to the other Member of its desire to utilize the provisions of this Section 7.08 to address the issue (“Issue”) described in the Dispute Resolution Notice.  Such Dispute Resolution Notice shall identify with particularity the Issue to be addressed and the notifying Member’s suggestion for resolving the issue.

(b)                                 Within fifteen (15) days after the receipt of a Dispute Resolution Notice, the Management Committee shall meet to discuss the Issue raised in the Dispute Resolution Notice and the desired request for change.  The General Manager will be responsible for preparing and making available to the Members any information regarding such Issue requested by either Member. If the Management Committee agrees to a resolution of the Issue raised in a Dispute Resolution Notice, such resolution shall be documented in the minutes of the Management Committee and appropriate amendments made to any agreement, policy or other documents required to evidence such resolution.

(c)                                  If, (i) within fifteen (15) days after convening a meeting of the Management Committee to address an Issue, the Management Committee is unable to agree to an acceptable resolution of such Issue; (ii) the Management Committee is deadlocked with regard to appointment of a General Manager as described in Section 6.02(a) or (iii) the Management Committee is evenly divided on a matter regarding approval of the Company budget as described in Section 6.02(f) (each, a “Disputed Matter”), then either Member may request, by giving notice to the other Member, that the Officers (as defined in Section 7.07(a)) confer within five (5) business days regarding the issue.  The Officers shall confer in good faith and use all reasonable efforts to resolve the Disputed Matter. If the Officers do not resolve the Disputed Matter within ten (10) business days after the delivery to them of notice of the Disputed Matter, the Disputed Matter shall be submitted to mediation in accordance with the procedures described in Section 7.07(c).

(d)                                 If the Members are unable to resolve an Issue described in Section 7.08(a) through mutual cooperation, negotiation or mediation, within thirty (30) days after delivery of the Dispute Resolution Notice relating to such Issue, the Member which originally served the Dispute Resolution Notice relating to such Issue shall have the right to terminate this Agreement, provided that such notice of termination must be given within sixty (60) days after delivery of the Dispute Resolution Notice related to the Issue.  Failure to timely send such notice of termination will be deemed a waiver by the notifying party of its right to terminate the Agreement as a consequence of such Issue.

SECTION VIII

BOOKS AND RECORDS

8.01  Bank Accounts.  The Management Committee shall have authority to open bank accounts and designate signatories with respect thereto on behalf of the Company and may authorize agents and independent contractors of the Company to open such bank accounts as deemed necessary or desirable for the conduct of the Business.  The Company bank accounts shall be maintained on behalf of the Company as segregated accounts and shall not be commingled with the funds of any person other than the Company.  The Company’s excess funds shall be invested in the manner established by the Management Committee from time to time.

8.02  Books of Account.

(a)                                  TCFIF Sub shall cause to be kept full and proper ledgers and other books of account of all receipts and disbursements and the following financial reports or information shall be provided to each Member:

(i)                                     within a reasonable time after the end of each calendar month and consistent with past practices of the Business, but in any event within ten (10) days thereafter, the unaudited balance sheet and the related statements of income  of the Company, prepared in accordance with GAAP, applied on a consistent basis, as of the end of, and for, such month and the fiscal year-to-date;

(ii)                                  within a reasonable time after expiration of each fiscal year and consistent with past practices of the Business, but in any event no later than the following April 15, the balance sheet and the related statements of income and cash flows of the Company and a statement of Capital Accounts and changes thereto, each prepared in accordance with GAAP, applied on a consistent basis, accompanied by all necessary tax reporting information required by each of the Members for preparation of its Federal, state and local income tax returns, including each Member’s allocable share of income, gain, loss, deductions and credits for such fiscal year;

(iii)                               promptly, but in no event more than ten (10) days following the end of each calendar month and consistent with past practices of the Business, a monthly operating summary of the Company’s activities in a form to be agreed upon by Toro Sub and TCFIF Sub; and

(iv)                              within a reasonable period of time after a request, such other financial information as to the Company as any Member shall reasonably request.

The tax returns of the Company will be maintained at the offices of TCF National Bank in Wayzata, Minnesota.  All other ledgers, books of account and financial statements shall be maintained at the offices of TCFIF in Hoffman Estates, Illinois.

TCFIF Sub shall certify on behalf of the Company that the financial information provided in subsections (i) through (iv) above (A) has been prepared in accordance with the books of account and other financial records of the Company, (B) presents fairly the financial condition and results of operations of the Company as of the date thereof or for the periods covered thereby, (C) has been prepared in accordance with GAAP, applied on a consistent basis, and (D) includes, with respect to annual financial statements, all adjustments that are necessary for a fair presentation of the financial condition of the Company as of the dates thereof or for the periods covered thereby and that there are no material adjustments with respect to quarterly financial statements.

(b)                                 Upon reasonable notice, the Company shall and shall cause each of its officers, agents, accountants and counsel to: (i) afford the officers, authorized agents, accountants, counsel and representatives of the Members and their Affiliates reasonable access, during normal business hours, to the offices, properties, other facilities, books and records of the Company and to those officers, agents, accountants and counsel of the Company who have any knowledge relating to the Company or the Business and (ii) furnish to the officers, authorized agents, accountants, counsel and representatives of the Members and their Affiliates such additional financial and operating data and other information regarding the Business and the assets, properties and goodwill of the Company as the Members or their Affiliates may from time to time reasonably request.  The parties shall use commercially reasonable efforts to minimize any disruption to the Business resulting from this Section 8.02.

(c)                                  The Company’s fiscal year end shall be December 31.

8.03  Registered Independent Public Accounting Firm.  If the Management Committee determines that the Company needs to engage a registered independent public accounting firm, the Company shall retain, at its sole cost and expense, KPMG LLP to be such registered independent public accounting firm for the Company; provided, however, that TCFIF Sub, in the exercise of its reasonable discretion, shall be permitted to cause the Company instead to retain such other registered independent public accounting firm of national repute as may, from time to time, be the auditor for TCFIF Sub’s ultimate parent entity (the “Accountant”). The fees and expenses of the Accountant shall be paid by the Company.

SECTION IX

TRANSFER OF MEMBER INTERESTS

9.01  No Transfer.  No Member may sell, assign, transfer, give, hypothecate or otherwise encumber, directly or indirectly, by operation of law or otherwise (including by merger, consolidation, dividend or distribution) (any such sale, assignment, transfer, gift, hypothecation or encumbrance being hereinafter referred to as a “Transfer”), any Shares or any interest of any kind therein or derived therefrom, except upon the prior written consent of the other Member.  Any Transfer of any Shares in contravention of this Article IX shall be null and void.

9.02  New Members.  Subject to the unanimous approval of the Members, no person not then a Member shall become a Member.  The admission of any person as a Member under any of the provisions hereof shall be conditioned upon such person expressly assuming and agreeing to be bound by all of the terms and conditions of this Agreement.  All reasonable costs and expenses incurred by the Company in connection with any Transfer and, if applicable, the admission of a person as a Member hereunder, shall be paid by the transferor.  Upon compliance with all provisions hereof applicable to such person becoming a Member, the other Member agrees to execute and deliver such amendments hereto as are necessary to constitute such person a Member of the Company.

9.03  Toro Sub Purchase Option. Toro Sub shall have the option to purchase all, but not less than all, of the Shares owned by TCFIF Sub or its transferees on the Closing Date (as hereinafter defined), at the end of the Initial Term or the next succeeding Additional Term (the “End of Term Option”), or upon the termination of the Company pursuant to Section 10.01 (other than pursuant to Section 10.01(f) or (g)) (the “Termination Event Option” and collectively with the End of Term Option, the “Toro Sub Purchase Option”), in each case pursuant to this Section 9.03.

[PORTIONS OF THIS SECTION HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIALITY UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.  A COPY OF THIS EXHIBIT WITH ALL SECTIONS INTACT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

(a)                                  Purchase Price.

(i)                                     If Toro Sub exercises the End of Term Option, the purchase price to be paid for by Toro Sub to TCFIF Sub for the Shares owned by TCFIF Sub shall be the sum of (i) the amount standing to the credit of the Capital Account of TCFIF Sub as of the Closing Date plus (ii) an amount equal to the Percentage

Interest of TCFIF Sub multiplied by the Allowance as of the Closing Date plus (iii) the applicable Toro Sub Purchase Premium plus (iv) the unpaid balance as of the Closing Date, if any, of any Deficit Loans made by TCFIF Sub to Toro Sub including accrued interest thereon minus (v) the unpaid balance as of the Closing Date, if any, of any Deficit Loan made by Toro Sub to TCFIF Sub including accrued interest thereon, which purchase price shall be payable by Toro Sub to TCFIF Sub at the closing on the Closing Date; upon payment of the purchase price, the Deficit Loan made by Toro Sub to TCFIF Sub shall be deemed to have been paid in full.  For purposes of this Agreement, the term “Toro Sub Purchase Premium” shall mean:

(A)                              if the Closing Date occurs at October 31, 2014, an amount equal to the greater of (y) XXXXXXXXXX or (z) XXXXXXXXXX;

(B)                                if the Closing Date occurs at October 31, 2016, an amount equal to XXXXXXXXXX;

(C)                                if the Closing Date occurs at October 31, 2018 or at any time thereafter, an amount equal to XXXXXXXXXX.

“Average Net Receivables” shall be the mean of the average of the beginning and ending receivable balances for each of the months included in the calculation and shall be calculated for the 12-month period immediately preceding the Closing Date.

(ii)                                  If Toro Sub exercises the Termination Event Option pursuant to a termination of the Company under Section 10.01(a), the purchase price shall be the greater of (A) the purchase price calculated under Section 9.03(a)(i) above, and (B) the fair market value of the Shares owned by TCFIF Sub as of the Closing Date, as determined by an independent third party expert mutually agreeable to Toro Sub and TCFIF Sub.

(iii)                               If Toro Sub exercises the Termination Event Option pursuant to any other termination of the Company under Section 10.01, the purchase price shall be the fair market value of the Shares owned by TCFIF as of the Closing Date, as determined by an independent third party expert mutually agreeable to Toro Sub and TCFIF Sub.

(iv)                              “Closing Date” shall mean (A) for purposes of the End of Term Option, the last date of the Initial Term or the next succeeding Additional Term, as applicable; and (B) for purposes of the Termination Event Option, the date mutually agreed to by Toro Sub and TCFIF Sub, not to exceed 120 days from the date Toro Sub provides the notice required by Section 9.03(b)(ii).

(b)                                 Notice of Exercise; Closing.

(i)                                     Toro Sub shall exercise the End of Term Option, if at all, by giving written notice to such effect to TCFIF Sub either (i) during the 31-day period commencing October 1, 2013, or (ii) during the 31-day period commencing on the date which is thirteen (13) months prior to the end of each Additional Period; provided, however, if TCFIF Sub gives notice of its election not to renew the term of the Company pursuant to Section 1.04, Toro Sub shall have ninety (90) days after receipt of such notice within which to exercise the End of Term Option.

(ii)                                  Toro Sub shall exercise the Termination Event Option, if at all, by giving written notice to such effect to TCFIF Sub at the time of the events giving rise to the applicable termination event, or as soon as reasonably practicable thereafter.  Upon Toro Sub’s delivery of such notice, no Termination Event (as hereinafter defined) shall have occurred, no Termination Payment (as hereinafter defined) shall be payable and the Members shall cooperate to effect an orderly transfer of the Shares to Toro Sub (including causing the Credit Agreement to continue through the Closing Date) and to consummate the closing on the Closing Date; provided, that if the closing is not consummated for any reason, then such Termination Event shall be deemed to have occurred and the related Termination Payment, if any, shall be due.

(iii)                               Contemporaneously with the closing on the Closing Date, Toro Sub shall cause the Company to repay to TCFIF all indebtedness under the Credit Agreement.

SECTION X

TERMINATION

10.01  Dissolution.  Subject to Toro Sub’s exercise of the Toro Sub Purchase Option under Section 9.03, the Company shall be dissolved and its business wound up as provided in Section 10.04 following the occurrence of any of the following events, whichever shall first occur (the “Termination Date”):

(a)                                  the dissolution, liquidation or final adjudication as bankrupt or the filing of a voluntary petition in bankruptcy of TCF Financial Corporation, a Delaware corporation (“TCF”), TCF National Bank, TCFIF, or Toro;

(b)                                 the final adjudication as bankrupt or the filing of a voluntary petition in bankruptcy of the Company;

(c)                                  an election by a Member or any of its Affiliates to terminate any of the Definitive Agreements by reason of default of the other Member or any of such other Member’s Affiliates thereunder (other than failure of a Member to make a Capital Contribution pursuant to this Agreement as to which a Deficit Loan has been made by the other Member);

(d)                                 upon the election of a Member following the transfer by the other Member of its Shares (other than to an Affiliate of such Member or in accordance with Article IX hereof);

(e)                                  upon the election of a Member following the sale, assignment or encumbrance of any part of the equity interest in other Member held by the parent of such other Member (other than to an Affiliate of such Member);

(f)                                    the end of the term of the Company;

(g)                                 upon delivery of a notice of termination in accordance with the provisions of Section 7.08(d);

(h)                                 upon election of a Member to dissolve due to non-viability of the Company, as described below, provided that notice of such election may not be given prior to the second anniversary of the initial closing by the Company of a purchase under the initial Receivable Purchase Agreement.  (For purposes of this Agreement, “non-viability” shall mean (i) failure of the Company to achieve a minimum four quarter rolling return average for each four-quarter period ending after the second anniversary of the initial closing of a purchase by the Company under the initial Receivable Purchase Agreement of XXXXXXXXXX% of pre-tax return on assets or such other return as may hereafter be agreed upon in writing by the Members or (ii) agreement of the Members to the effect that the equity requirements of the Company exceed the sum of XXXXXXXXXX; [PORTIONS OF THIS SECTION HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIALITY UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.  A COPY OF THIS EXHIBIT WITH ALL SECTIONS INTACT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

(i)                                     upon the election of a Member due to the acquisition of the other Member or its direct or indirect parent (or in the case of TCFIF Sub, TCF National Bank) by a competitor of the direct or indirect parent company of the electing Member;

(j)                                     upon election of a Member in the event that a controlling interest in the ultimate parent of the other Member (or in the case of TCFIF Sub, TCF National Bank) were to be directly or indirectly acquired by a third party, provided that notice of such election is given to such other Member within twelve (12) months after the electing Member has notice of the acquisition, such dissolution to be effective not earlier than two (2) years after the delivery of such notice, subject to the potential earlier termination of the Company at the end of the then current term; or

(k)                                  the mutual written consent thereto of all of the Members.

Dissolution will not be complete until the Company has been wound-up after collecting or charging off all receivables of the Company and discharging all debts of the Company with Company assets or as a result of pursuing the obligations of the Members.

10.02  Termination Payment.  In the event of a dissolution of the Company on account of an event described in Section 10.01(c), (d) or (e), the other Member shall pay to the Member electing to dissolve the Company a termination payment (the “Termination Payment”) as follows:

[PORTIONS OF THIS SECTION HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIALITY UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.  A COPY OF THIS EXHIBIT WITH ALL SECTIONS INTACT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

(a)                                  if the termination occurs with more than two (2) years remaining in the Initial Term, then an amount equal to (x) $XXXXXXXXXX (in the case of a Termination Payment to be made by TCFIF Sub) or (y) $XXXXXXXXXX (in the case of a Termination Payment to be made by Toro Sub);

(b)                                 if the termination occurs with more than one (1) but two (2) or less years remaining in the Initial Term, then an amount equal to (x) $XXXXXXXXXX (in the case of a Termination Payment to be made by TCFIF Sub) or (y) $XXXXXXXXXX (in the case of a Termination Payment to be made by Toro Sub);

(c)                                  if the termination occurs with one (1) year or less remaining in the Initial Term, then an amount equal to (x) $XXXXXXXXXX (in the case of a Termination Payment to be made by TCFIF Sub) or (y) $XXXXXXXXXX (in the case of a Termination Payment to be made by Toro Sub).

Such Termination Payment shall be paid no later than thirty (30) days after the Member electing to dissolve the Company delivers notice thereof to the other Member.

10.03  Distributions upon Dissolution.  Upon the dissolution of the Company as a result of any of the events set forth in Section 10.01, the Management Committee (or, if dissolution should occur by reason of an event of default under Section 10.01(a) or (d), the remaining Member) shall proceed, subject to the provisions herein, to liquidate the Company and apply the proceeds in such liquidation, or in their sole discretion to distribute Company assets, in the following order of priority:

(a)                                  first, to the payment of secured debts and secured liabilities of the Company;

(b)                                 second, to the payment of expenses of liquidation;

(c)                                  third, to the payment of ordinary unsecured debts and liabilities owing to third parties;

(d)                                 fourth, to the payment of all unsecured indebtedness owing to the Members or their Affiliates;

(e)                                  fifth, to the payment of all obligations under the TCFIF Services Agreement and the Toro Services Agreement;

(f)                                    sixth, to the payment of all obligations under any of the other Definitive Agreements;

(g)                                 seventh, to any reserves deemed necessary by the Management Committee for contingent or unforeseen liabilities of the Company;

(h)                                 eighth, to the Members pro rata in accordance with their Capital Account balances.

Any distribution to a Member shall be subject to the provisions of Section 2.05 and to set-off for any damages to the Company by a default by such Member in the payment or performance of any of the obligations of such Member owing to the Company.

10.04  Time for Liquidation.  The Members acknowledge that any liquidation of assets of the Company must be handled in such a manner as to minimize the impact of such liquidation on the business of Toro and its Affiliates and agree, subject to the provisions of the following sentence, if so requested by Toro Sub to continue the Business for a period of up to the later of one year following the Termination Date, or, if such date shall occur in the months of February through June, until June 30 of the year following the Termination Date during which time the Members acknowledge that (a) the Company will no longer be entitled to any exclusive rights to provide floor plan and open account financing to Toro dealers and distributors and (b) TCFIF shall no longer be bound to its exclusivity obligations under Section 2.8(b) of the Joint Venture Agreement. Notwithstanding the foregoing, in the event in any one month period following the Termination Date, the Company fails to achieve the Target Return.  TCFIF Sub may give written notice to Toro Sub of its election to direct that the Business be discontinued as of a date no earlier than thirty (30) days from the date of such notice, and, unless prior to such date Toro Sub or its Affiliates shall have paid to TCFIF Sub an amount, when added to amounts allocable to TCFIF Sub under the terms hereof to permit TCFIF Sub to achieve such a return with respect to its interest in the Company for such period, then the Business shall be discontinued as of the date specified in such notice and the Company shall be liquidated in accordance with the provisions of the following sentence.  Following the cessation of the Business as contemplated by either of the two preceding sentences, a reasonable time period shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Members to reasonably minimize the losses attendant upon such liquidation.

10.05  Members Not Personally Liable for Return of Capital Contributions.  Neither of the Members nor any of their respective Affiliates shall be personally liable for the return of the Capital Contributions of any Member and such return shall be made solely from available Company assets, if any, and each Member hereby waives any and all claims it may have against the other Member in this regard.

10.06  Final Accounting.  In the event of the dissolution of the Company, prior to any liquidation, a proper accounting shall be made to the Members from the date of the last previous accounting to the date of dissolution.

10.07  Cancellation of Certificate.  Upon the completion of the distribution of the Company’s assets upon dissolution of the Company, the Company and this Agreement (other than such provisions which, by their terms or nature, survive such transaction) shall be terminated, all Shares shall be cancelled and the Managers shall cause the Company to execute and file a Certificate of Cancellation in accordance with Section 18-203 of the Act.

SECTION XI

MISCELLANEOUS

11.01  Further Assurances.  Each Member agrees to execute, acknowledge, deliver, file, record and publish such further certificates, amendments to certificates, instruments and documents, and do all such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement.

11.02  Indemnities.

(a)                                  The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a Member, Manager, Officer or any other officer of the Company, or is or was serving at the request of the Company as a director, officer or employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person seeking indemnification did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b)                                 The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a Member, Manager, Officer or any other officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including reasonable attorneys’ fees and expenses) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)                                  To the extent that a Member, Manager, Officer or any other officer of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in (a) and (b) of this Section 11.02, or in defense of any claim, issue or matter therein, he shall be indemnified by the Company against expenses (including reasonable attorneys’ fees and expenses) actually and reasonably incurred by him in connection therewith.

(d)                                 Any indemnification under (a) and (b) of this Section 11.02 (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Member, Manager, Officer or any other officer, is proper in the circumstances because he has met the applicable standard of conduct set forth in such paragraphs (a) and (b).  Such determination shall be made (i) by a Majority of the Managers who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable such quorum declines to take any action with respect to such determination, a quorum of at least two disinterested Managers (which shall include at least one Manager appointed by each Member unless no such Managers are disinterested) so directs in reliance upon written advice of independent legal counsel.

(e)                                  Expenses (including reasonable attorneys’ fees and expenses) incurred by a Member, Manager, Officer or any other officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company as such expenses are incurred in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Member, Manager, Officer or other officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company pursuant to this Section 11.02.

(f)                                    The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 11.02 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, agreement, vote of Managers or disinterested Managers or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

(g)                                 The Company may purchase and maintain insurance on behalf of any person who is or was a Member, Manager, Officer or any other officer or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such.

(h)                                 The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 11.02 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Member, Manager, Officer or any other officer or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(i)                                     No amendment to or repeal of this Section 11.02 shall apply to or have any effect on the rights of any person entitled to indemnification or other rights under the terms of this Section 11.02 prior to such amendment or repeal to the extent such indemnification or other rights relate, in whole or on part, to acts or omissions occurring prior to such amendment and repeal.

(j)                                     The obligations of the parties described in Sections 11.02(k) through 11.02(m) shall survive the filing of a Certification of Cancelation by the Company.

(k)                                  Each Member shall indemnify, defend and hold harmless the Company against all losses, costs, damages and expenses (including reasonable attorneys’ fees and expenses) incurred by the Company as a result of such Member’s breach of any of its representations, warranties or obligations hereunder; provided, however, that to the extent such breach is, or relates to, an Arbitrable Dispute, the Company and the Members shall have complied with the dispute resolution procedures set forth in Section 7.07.

(l)                                     In the event a Member (including its past, present and future Affiliates, officers, directors, shareholders, employees, lawyers, representatives and agents) acting in good faith in a manner it reasonably believes to be (i) in or not opposed to the best interests to the Company and (ii) consistent with the terms of this Agreement shall pay or become obligated to pay any proper obligation of the Company, such Member (including such other persons specified above) shall be entitled to contribution from the other Member to the extent necessary so that, after giving effect to such contribution, such Member shall bear no more than that part of such obligation which corresponds to its respective Percentage Interest in the Company.

(m)                               Neither Member shall be responsible or liable to the other Member, any successor, assignee or third party beneficiary of such Member or any other Person asserting claims derivatively through such Member, for exemplary, punitive, or, except in the case of fraud, bad faith, willful misconduct or gross negligence, indirect or consequential damages that may be alleged as a result of any transaction contemplated hereunder.

11.03  Notices.  Notices and all other communication provided for herein shall be in writing and shall be deemed to have been given to a Member at the earlier of (a) when personally delivered, (b) 72 hours after having been deposited into the custody of the U.S. Postal Service, sent by first class certified mail, postage prepaid, (c) one (1) business day after deposit with a national overnight courier service, (d) upon receipt of a confirmation of facsimile transmission, or (e) upon receipt of electronic mail (with a notice contemporaneously given by another method specified in this Section 11.03); in each case addressed as follows:

If to TCFIF Sub:	TCFIF Joint Venture I, LLC
2300 Barrington Road, Suite 600
Hoffman Estates, IL 60169
Attention: Vincent E. Hillery, General Counsel
Telephone: (847) 252-6616
Facsimile: (847) 285-6012
Email: vhillery@tcfif.com

With copies to:

TCF National Bank
200 E. Lake Street
Wayzata, MN 55391
Attention: General Counsel
Telephone: (952) 475-6498
Facsimile: (952) 475-7975
Email: jgreen@tcfbank.com

and

Kaplan, Strangis and Kaplan, P.A.
5500 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402
Attention: Harvey F. Kaplan, Esq.
Telephone: (612) 375-1138
Facsimile: (612) 375-1143
Email: hfk@kskpa.com

If to Toro Sub:	Red Iron Holding Corporation
c/o The Toro Company
8111 Lyndale Avenue South
Bloomington, MN 55420
Attention: Treasurer
Telephone: (952) 887-8449
Facsimile: (952) 887-8920
Email: Tom.Larson@toro.com

With copies to:

The Toro Company
8111 Lyndale Avenue South
Bloomington, MN 55420
Attention: General Counsel
Telephone: (952) 887-8178
Facsimile: (952) 887-8920
Email: Tim.Dordell@toro.com

and

Oppenheimer Wolff & Donnelly LLP
3300 Plaza VII Building
45 South Seventh Street
Attention: C. Robert Beattie, Esq.
Telephone: (612) 607-7395
Facsimile: (612) 607-7100
Email: RBeattie@Oppenheimer.com

or to such other address as either Member hereto may have furnished to the other Member hereto in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

11.04  Governing Law; Jurisdiction.  This Agreement shall be subject to and governed by the laws of the State of Delaware, without regard to conflicts of laws principles.  Each of Toro Sub and TCFIF Sub hereby irrevocably submits to the non-exclusive jurisdiction of the Federal courts sitting in Minneapolis or St. Paul, Minnesota and any state court located in Hennepin County, Minnesota, and by execution and delivery of this Agreement, each party hereto accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of such courts with respect to any litigation concerning this Agreement or the other Definitive Agreements or the transactions contemplated hereby or thereby or any matters related thereto not subject to the provisions of Sections 7.07 and 7.08. Each Member irrevocably waives any objection (including, without limitation, any objection to the laying of venue or any objection on the grounds of forum non conveniens) which it may now or hereafter have to the bringing of any proceeding with respect to this Agreement or the other Definitive Agreements to the courts set forth above. Each Member agrees to the personal jurisdiction of such courts and that service of process may be made on it at the address indicated in Section 11.03 above. Nothing herein shall affect the right to serve process in any other manner permitted by law.

11.05  Headings; Section and Article References.  The headings in this Agreement are inserted for convenience only and are not to be considered in the interpretation or construction of the provisions hereof.  Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement: (a) the words “hereof,” “herein” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the words “include” and “including” and words of similar import shall not be construed to be limiting or exclusive and (c) the word “or” shall have the meaning represented by the phrase “and/or.”  Any pronoun used herein shall be deemed to cover all genders.

11.06  No Third-Party Beneficiaries; No Partnership.  Except for rights in Section 11.02, and as set forth in Section 7.10 of the Joint Venture Agreement, (x) this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and (y) this Agreement shall not be deemed to be for the direct or indirect benefit of any other person.  It is expressly understood and agreed that the Members shall not have the relationship of partners to each other and that neither Member shall owe the other the fiduciary duties of a partner; provided, however, that it is understood and agreed that the Company will be treated as a partnership for tax purposes and the preceding clause shall in no way affect, limit or restrict any such tax treatment.

11.07  Extension Not a Waiver.  No consent or waiver, expressed or implied, by either Member or any of their respective Affiliates to or of any breach or default by the other Member or any of its Affiliates in the performance by the other Member or any of its Affiliates of its obligations under this Agreement or any of the other Definitive Agreements to which it is a party shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by that Member or any of its Affiliates of the same or any other obligations of that Member or its Affiliates. Failure on the part of either Member or its Affiliates to complain of any act or failure to act on the part of the other Member or its Affiliates or to declare the other Member or its Affiliates in default, irrespective of how long the failure continues, shall not constitute a waiver by that Member or its Affiliates of its rights under this Agreement or the other Definitive Agreements.

11.08  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.09  Assignment.  This Agreement shall be binding upon the Members and their respective successors and assigns and shall inure to the benefit of the Members and their respective successors and permitted assigns. Notwithstanding the foregoing, neither Member hereto shall be permitted to assign its rights or obligations hereunder without the prior written consent of the other Member. Whenever a reference to any party or Member is made in this Agreement, such reference shall be deemed to include a reference to the successors and permitted assigns of that party or Member.

11.10  Consents.  Any consent or approval to any act or matter required under this Agreement must be in writing and shall apply only with respect to the particular act or matter to which such consent or approval is given, and shall not relieve any Member from the obligation to obtain the consent or approval, as applicable, wherever required under this Agreement to any other act or matter.

11.11  Disclaimer of Agency.  This Agreement shall not constitute either Member (or any of its Affiliates) as a legal representative or agent of the other Member (or any of its Affiliates), nor shall a Member (or any of its Affiliates) have the right or authority to assume, create or incur any liability or any obligation of any kind, expressed or implied, against or in the name or on behalf of the other Member (or any of its Affiliates) or the Company, unless otherwise expressly permitted by such other Member, and except as expressly provided in any of the Definitive Agreements.

11.12  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

11.13  Person Defined.  As used in this Agreement, “person” shall mean any individual, entity, estate, firm, corporation, partnership, association, limited liability company, joint-stock company, trust, unincorporated organization or association, or any other incorporated or unincorporated entity.

11.14  No Assumption in Drafting.  The parties hereto acknowledge and agree that (i) each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision, and (ii) each party has been represented by counsel in reviewing and negotiating such terms and provisions.  Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement.  Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

11.15  Waiver of Jury Trial.  EACH OF TORO SUB AND TCFIF SUB, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY KNOWINGLY,

VOLUNTARILY AND IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING TO THIS AGREEMENT OR ANY OTHER DEFINITIVE AGREEMENT IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER DEFINITIVE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THIS WAIVER IS A MATERIAL INDUCEMENT FOR EACH MEMBER ENTERING INTO THIS AGREEMENT.

11.16  Amendments.  This Agreement may be amended at any time and from time to time, but any amendment must be in writing and signed by all of the Members.

11.17  Entire Agreement.  This Agreement, together with the other Definitive Agreements, contains all of the understandings and agreements of whatsoever kind and nature existing among the Members and their respective Affiliates with respect to this Agreement and the other Definitive Agreements, the subject matter hereof and of the other Definitive Agreements, and the rights, interests, understandings, agreements and obligations of the Members and their respective Affiliates pertaining to the subject matter hereof and thereof and the Company, and supersedes any previous agreements among the Members and their respective Affiliates.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

RED IRON HOLDING CORPORATION

/s/ Thomas J. Larson
Name:	Thomas J. Larson
Title:	Vice President and CFO

TCFIF JOINT VENTURE I, LLC

/s/ Rosario A. Perrelli
Name:	Rosario A. Perrelli
Title:	President

Schedule of Definitions

Term	Section No.

AAA	7.07(d)
Accountant	8.03
Act	Second paragraph on page 1
Additional Capital Contribution	2.04
Additional Term	1.04
Adjusted Capital Account Deficit	5.08
Adjustment Date	6.03(j)
Adjustment Period	6.03(j)
Affiliate	1.01
Agreement	First paragraph on page 1
Allowance	2.03
Arbitrable Disputes	7.07(a)
Average Net Receivables	9.03(a)(i)
Business	1.03(a)
Capital Account	2.07
Capital Contributions	2.04
Closing Date	9.03(a)(iv)
Code	5.08
Company	First paragraph on page 1
Confidential Information	7.05
Contributing Member	2.05
Credit Agreement	1.01(b)
Deficit Loan	2.05
Definitive Agreements	1.01
Designated Managers	6.02(a)
Dispute Resolution Notice	7.08(a)
Disputed Matter	7.08(c)
Distributable Cash	4.01(b)
End of Term Option	9.03
Formation Date	1.04
GAAP	6.04(q)
General Manager	6.02(a)
Index	2.05
Initial Capital Contributions	2.02
Initial Term	1.04
Issue	7.08(a)
Joint Venture Agreement	1.01(a)
Majority of the Managers	6.02(a)
Management Committee	6.02(a)
Managers	6.02(a)
Measurement Period Return	6.03(j)
Member	First paragraph on page 1
Net Income	5.08

Net Loss	5.08
Non-Contributing Member	2.05
non-viability	10.01(h)
Officers	7.07(a)
Percentage Interest	2.01
person	11.13
pre-tax return on assets	6.02(f)
Purchase Capital Contribution	2.03
Receivable Purchase Agreement	1.01(f)
Regulations	5.08
Regulatory Allocations	5.04
Request Notice	7.07(a)
Services Agreements	1.01(d)
Shares	2.01
System Technology	7.02
Target Return	6.03(i)
TCF	10.01(a)
TCFIF	1.01(a)
TCFIF Sub	First paragraph on page 1
TCFIF Sub Managers	6.02(a)
TCFIF Services Agreement	1.01(c)
Technology	7.02
Termination Date	10.01
Termination Event Option	9.03
Termination Payment	10.02
Toro	Second paragraph on page 1
Toro Services Agreement	1.01(d)
Toro Sub	First paragraph on page 1
Toro Sub Purchase Option	9.03
Toro Sub Purchase Premium	9.03(a)(i)
Total Tangible Assets of the Company	2.03
Trademark License Agreement	1.01(h)
Transfer	9.01